Exhibit 10.14

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of December 21, 2009 (the “Effective Date”), by and between RUCKUS WIRELESS, INC., a Delaware corporation (the “Company”), and Selina Y. Lo (“Employee”). As of the Effective Date, this Agreement amends, restates and supersedes in its entirety the employment agreement entered into between Employee and the Company dated August 1, 2006 (as amended on December 31, 2008, the “Prior Agreement”).

WHEREAS, Employee has special skills and abilities in the management of technology-related enterprises;

WHEREAS, the Company desires to continue to employ Employee as its Chief Executive Officer, and Employee is willing to continue such employment on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Employee wish to further clarify the terms of the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree as follows:

1.	Effectiveness of Agreement and Employment of Employee.

1.1. Effectiveness of Agreement. This Agreement shall become effective as of the Effective Date and shall continue in effect until Employee’s employment is terminated as provided herein.

1.2. Employment by the Company.

(a) The Company hereby continues to employ Employee as its Chief Employee Officer, and Employee hereby accepts such employment with the Company. Employee shall report to the Board of Directors of the Company (the “Board”), and shall perform such duties and services for the Company commensurate with such position and as directed by the Board.

(b) Employee shall perform her duties hereunder at the Company’s headquarters in Sunnyvale, California; provided, however, that Employee shall be required to regularly travel on business in connection with the performance of her duties hereunder. Employee shall use her best and most diligent efforts to promote the interests of the Company and shall devote all of her business time and attention to her employment under this Agreement. Employee’s position, title, reporting relationship, office location, duties and responsibilities may be modified from time to time in the sole discretion of the Company.

(c) Employee currently serves as a member of the Board. In the event that Employee’s employment terminates for any reason, whether at the Company’s or Employee’s request, and Employee then is a member of the Board, Employee hereby resigns her membership on the Board effective as of the date of the termination of Employee’s employment, without any further action necessary to implement such resignation.

2.	Compensation and Benefits.

2.1. Salary. The Company shall pay Employee for her employment services hereunder an initial base salary of $20,833.33 per month, which is equal to $250,000.00 on an annual basis (the “Company Base Salary”). Such Company Base Salary may be adjusted from time to time in the sole discretion of the Company. The Company Base Salary shall be payable in equal installments, no less frequently than semi-monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

2.2 Benefits. Employee shall be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and retirement plans or programs of the Company now existing or hereafter established offered generally to the Company’s senior employees, to the extent that she is eligible under the terms, conditions and limitations of the operative benefit plans or programs.

2.3 Expenses. Pursuant to the Company’s customary policies and practices in force at the time of payment, Employee shall be reimbursed against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by her on behalf of the Company in the performance of her duties hereunder. Employee must submit any request for reimbursement together with appropriate receipts and documentation no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company's reimbursement policy. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any expense reimbursements subject to Section 409A shall be made no later than the end of the calendar year following the calendar year in which Employee incurs such business expense.

2.4 Vacation. Employee shall be entitled to vacation time consistent with the Company’s vacation policies and practices. The date or dates of such vacations shall be selected by Employee having reasonable regard to the business needs of the Company, and must be authorized by the Board.

3.	Nature of Employment.

3.1 At- Will Employment. Employee’s employment with the Company shall at all times be “at will,” which means that either Employee or the Company may terminate Employee’s employment at any time upon notice to the other, with or without Cause (as defined below), and with or without advance notice. Any contrary representations that may have been made or may be made to the Employee at any time shall be superseded and governed by this Section 3.1. This Agreement shall constitute the full and complete agreement between

Employee and the Company on the “at will” nature of Employee’s employment, which may only be changed in an express written agreement approved by the Board and signed by Employee and a duly authorized officer of the Company.

4.	Stock Option.

4.1 Restricted Stock. This Agreement does not alter or affect the Restricted Stock Purchase Agreements between Employee and Ruckus Wireless, Inc. (formerly Video54 Technologies, Inc.) dated June 8, 2004 and January 24, 2005. In addition, except with respect to the option acceleration terms discussed in Section 5 herewith, this Agreement does not alter or affect the Restricted Stock Purchase Agreement between Employee and Ruckus Wireless, Inc. (formerly Video54 Technologies, Inc.) dated August 17, 2005, a copy of which is attached as Exhibit A (the “Restricted Stock”).

5.	Termination.

5.1. Termination by the Company for Cause.

(a) Employee’s employment may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Employee other than (i) the payment of Employee’s earned and unpaid Company Base Salary, and accrued and unused vacation, and (ii) Employee shall not be entitled to any additional rights or vesting or lapse of forfeiture restrictions with respect to the Restricted Stock following the effective date of such termination.

(b) For all purposes under this Agreement, “Cause” shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful and material breach of Employee’s duties that has not been cured within 30 days after written notice from the Board of such breach (provided that, written notice only must be provided if the breach is reasonably susceptible to being cured); (iv) intentional and material damage to the Company’s property; or (v) material breach of the Company’s Proprietary Information Agreement (as defined below).

5.2. Death and Disability.

(a) If Employee’s employment with the Company is terminated due to the death of Employee or Employee becoming Disabled (as defined below), and if Employee’s termination from the Company constitutes a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder) (either such death or disability termination, a “Disability Termination”), then the Company shall provide the following termination benefits to Employee or Employee’s estate as her sole termination or severance benefits, provided that Employee’s or her estate’s entitlement to the following termination benefits shall be conditioned upon Employee’s (or her estate’s) execution and delivery to the Company of (i) an effective general release of all known and unknown claims in a form acceptable to the Company within 60 days following her termination date (such deadline, the “Release Deadline”), and (ii) a prompt resignation from all of Employee’s positions with the Company; provided, further, if such release does not become effective by the Release Deadline, Employee (or her estate) will forfeit any rights to the severance payments under this Section 5.2(a):

(i) Continuation of Employee’s then-current base salary for the first 180 days following the termination date (such 180 day period, the “Applicable Period”); provided, however, that no such payments will be made until the 60th day following the termination date, and on such date, Employee will be paid, in a lump sum, the cash severance she would have been paid had the payments commenced on her termination date, with the balance of the continued salary paid thereafter on the Company’s regular payroll pay dates during the Applicable Period; and

(ii) provided that Employee timely elects continued group health insurance coverage through federal COBRA law or applicable state law, Employee shall be reimbursed by the Company for the costs of her COBRA premiums during the Applicable Period to the extent her COBRA premiums exceed the costs previously paid by Employee while employed by the Company for her group health insurance coverage, provided, however, that Employee’s reimbursement for her COBRA premiums shall cease at such time as Employee is eligible for group health insurance coverage with a subsequent employer; and

(iii) the Restricted Stock shall be subject to accelerated vesting, effective as of the termination date, equal to the number of shares that would have been released from the Company’s Repurchase Option (as defined in the Restricted Stock Purchase Agreement between Employee and Ruckus Wireless, Inc. (formerly Video54 Technologies, Inc.) dated August 17, 2005) if Employee had remained employed with the Company for six (6) months after the date of termination.

(b) For purposes of this Agreement, Employee shall be “Disabled” if (i) Employee becomes incapacitated by bodily injury or disease (including as a result of mental illness) so as to be unable to regularly perform the essential functions of her position with or without reasonable accommodation for a period in excess of 90 days in any consecutive 12 month period, (ii) a qualified independent physician mutually acceptable to the Company and Employee determines that Employee is mentally or physically disabled so as to be unable to regularly perform the essential functions of her position with or without reasonable accommodation and such condition is expected to be of indefinite or permanent duration, or (iii) she is deemed “disabled” for purposes of any long term disability insurance policy maintained by the Company for Employee.

5.3. Termination by the Company Without Cause. Employee’s employment may be terminated at any time by the Company without Cause. If the Company terminates Employee’s employment without Cause (and other than as a result of her death or Disability) and such termination constitutes a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder) (a “Termination Without Cause”), then the Company shall provide the following severance benefits to Employee as her sole severance benefits, provided that Employee’s entitlement to such severance benefits shall be conditioned upon Employee’s execution and delivery to the Company of (i) an effective general release of all known and unknown claims in a form acceptable to the Company by the Release Deadline, and (ii) a prompt resignation from all of Employee’s positions with the Company; provided, further, if such release does not become effective by the Release Deadline, Employee will forfeit any rights to the severance payments under this Section 5.3:

(a) Continuation of Employee’s then-current base salary for the Applicable Period (such amounts, the “Severance Payments”); provided, however, that no such payments will be made until the 60th day following the termination date, and on such date, Employee will be paid, in a lump sum, the cash severance she would have been paid had the payments commenced on her termination date, with the balance of the continued salary paid thereafter on the Company’s regular payroll pay dates during the Applicable Period; and

(b) provided that Employee timely elects continued group health insurance coverage through federal COBRA law or applicable state law, Employee shall be reimbursed by the Company for the costs of her COBRA premiums during the Severance Period to the extent her COBRA premiums exceed the costs previously paid by Employee while employed by the Company for her group health insurance coverage, provided, however, that Employee’s reimbursement for her COBRA premiums shall cease at such time as Employee is eligible for group health insurance coverage with a subsequent employer (the “COBRA Payments”); and

(c) If the termination occurs at any time within twelve (12) months after the consummation date of an Acquisition or an Asset Transfer (both as defined in Section 5.5), the Restricted Stock shall be subject to accelerated vesting, effective as of the termination date, equal to the number of shares that would have been released from the Company’s Repurchase Option (as defined in the Restricted Stock Purchase Agreement between Employee and Ruckus Wireless, Inc. (formerly Video54 Technologies, Inc.) dated August 17, 2005) if Employee had remained employed with the Company for two (2) years after the date of termination (the “Two Year Option Acceleration”).

5.4. Termination by Employee for Good Reason.

(a) Employee may terminate her employment with the Company for Good Reason (as defined below). If Employee terminates her employment with the Company for Good Reason at any time and such termination constitutes a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder) (a “Good Reason Termination”), and if Employee (i) executes and delivers to the Company an effective general release of all known and unknown claims in a form acceptable to the Company by the Release Deadline, and (ii) Employee promptly resigns from all of her positions with the Company, Employee then shall be entitled to the Severance Payments and the COBRA Payments, with payments made on the schedules set forth in Section 5.3; provided, if such release does not become effective by the Release Deadline, Employee will forfeit any rights to the severance payments under this Section 5.4(a). In addition, if Employee terminates her employment with the Company for Good Reason at any time within twelve (12) months after the consummation date of an Acquisition or an Asset Transfer and she is otherwise entitled to receive the Severance Payments and the COBRA Payments under this Section 5.4, she will also be entitled to receive the Two Year Option Acceleration.

(b) For purposes of this Agreement, the term “Good Reason” shall mean Employee’s termination of her employment due to and within sixty (60) days after the initial occurrence of any of the following conditions or events occur without her consent, if such conditions or events remain in effect more than thirty (30) days after Employee provides written notice to the Company (the “Notice”) of her intention to terminate her employment for Good Reason which Notice includes specific details of the conditions or events constituting Good Reason; provided, however, that Employee may not terminate for Good Reason if the Company has remedied the condition specified in the Notice within thirty (30) days following receipt of the Notice:

(i) any material breach by the Company of its obligations to Employee under this Agreement that is not corrected within thirty (30) days following written notice thereof to the Company by Employee, such notice to state with specificity the nature of the failure; provided that if such failure cannot reasonably be corrected within thirty (30) days of written notice thereof, correction shall be commenced by the Company within such period and may be corrected within a reasonable period thereafter; or

(ii) if this has been an Acquisition or Asset Transfer, a material reduction in Employee’s position, duties and responsibilities with the Company (or a successor company) following such Acquisition or Asset Transfer, provided however that, changes to Employee’s position, duties and responsibilities arising as a direct result of the Acquisition or Asset Transfer (including but not limited to changes resulting from the transition of the Company from a separate company to a division within another entity) will not be considered Good Reason.

5.5. Definitions of Acquisition and Asset Transfer.

(a) For purposes of this Agreement, an “Acquisition” shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided however that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(b) For purposes of this Agreement, an “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

5.6. Application of Section 409A. It is intended that each installment of the severance payments and benefits provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, it is intended that the severance satisfies, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments provided herein upon a separation from service constitute “deferred compensation” under Section 409A and if Employee is a “specified employee” of the Company or any successor entity thereto as of the separation from service, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance (or any portion thereof) shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the date of separation of service or (ii) the date of Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Employee a lump sum amount equal to the sum of the severance payments that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance had not been delayed pursuant to this paragraph and (B) commence paying the balance of the severance in accordance with the payment schedules set forth above.

5.7. Excise Tax. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit that Employee would receive pursuant to this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greatest amount of the Payment to Employee. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following manner: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Employee. In the event that acceleration of compensation from Employee’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse chronological order of the date of grant.

6.	Proprietary Information Agreement.

6.1 As a condition of Employee’s continued employment, Employee agrees to continue to abide by the Proprietary Information and Inventions Agreement dated June 8, 2004 that she signed, a copy of which is attached as Exhibit B (the “Proprietary Information Agreement”).

7.	Company Policies.

7.1 Employee’s employment relationship will be governed by the general employment policies and practices of the Company, and Employee agrees to abide by all such policies, practices and procedures, written and unwritten, as they may from time to time be adopted or modified by the Company at its sole discretion.

8.	Outside Activities.

8.1 Except for any commitments consented to in writing by the Board in advance, Employee will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Employee is a passive investor. Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Employee’s duties hereunder.

8.2 During Employee’s employment, Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Employee to be adverse or antagonistic to the Company’s interests, business or prospects, financial or otherwise, except as permitted by Section 8.3.

8.3 During the term of Employee’s employment by the Company, except on behalf of the Company, Employee will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, employee, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any person, corporation, firm, partnership or other entity whatsoever which competes directly with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that Employee may own, as a passive investor, securities of any competing public corporation, so long as Employee’s direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation, and any ownership interest in a competitor is disclosed to the Board in writing and in advance.

9.	Former Employment.

9.1 Employee represents and warrants that Employee’s employment by the Company has not conflicted and will not conflict with and will not be constrained by any prior employment or consulting agreement, noncompetition agreement, proprietary information agreement or other contractual relationship with any third party. Employee further represents and warrants that during Employee’s employment, she has not been in unauthorized possession or control of confidential materials or information arising out of prior employment, consulting, or other third party relationships, and that Employee has not, and will not, make unauthorized use or disclosure of any such materials or information in the course of Employee’s employment with the Company. Employee further warrants that during her period of employment, and by entering into this Agreement with the Company, Employee has not and is not violating any of the terms, agreements or covenants of any agreement with any third party, including but not limited to any previous employer.

9.2 If Employee should find that confidential or proprietary information belonging to any third party might be usable in connection with the Company’s business, Employee will not disclose it to the Company or use it on behalf of the Company except as expressly authorized by such third party. During Employee’s employment by the Company, Employee has used, and in the future will use, in the performance of Employee’s duties only information which is generally known and used by persons with training and experience comparable to Employee’s own, which is common knowledge in the industry, which Employee is legally authorized to use, which is otherwise legally in the public domain, or which is obtained or developed by the Company or by Employee in the course of Employee’s work for the Company.

10.	Notices.

Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

(a) if to the Company:

Ruckus Wireless, Inc.

880 W. Maude Avenue, Suite 101

Sunnyvale, CA 94085

Attention: Board of Directors

(b) if to Employee at the address set forth on the signature page of this Agreement.

Any notice shall be deemed given when actually delivered to such address, or 3 days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

11.	Miscellaneous.

11.1. Representations and Covenants of Employee. In order to induce the Company to enter into this Agreement, Employee makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:

(a) No agreements or obligations exist to which Employee is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude her from fulfilling all of the terms and conditions of this Agreement.

(b) Employee, during her past employment, and during her future employment, shall use her best efforts to disclose to the Board in writing or by other effective method any information known by her and not known to the Board that she reasonably believes would have any material impact on the Company.

11.2. Entire Agreement. This Agreement, including its attachments, constitutes the complete, final and exclusive embodiment of the entire agreement and understanding of the parties with regard to the subject matter hereof. It is entered into without reliance on any promise, warranty or representation other than those expressly contained herein, and it supersedes and replaces any and all prior or contemporaneous agreements, promises or representations between the Company and Employee, whether oral, written or implied. Any amendment or modification of the terms of this Agreement (other than such modifications expressly reserved to the Company’s or Board’s discretion in this Agreement), require a written amendment to the Agreement approved by the Board and signed by Employee and a duly authorized officer of the Company. Any ambiguity in this Agreement shall not be construed against either party as the drafter. This Agreement must be approved by the Board to be effective.

11.3. Waiver. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

11.4. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by Employee, except that the benefits specified in Section 5.2 shall pass upon Employee’s death to Employee’s executor or administrator to the extent applicable.

11.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.6. Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of California applicable to contracts executed and to be wholly performed within such State.

11.7. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

11.8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

11.9. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

11.10. Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

11.11. Right To Work. As required by law, this Agreement is subject to satisfactory proof of Employee’s identity and right to work in the United States.

11.12. Alternate Dispute Resolution. To ensure rapid and economical resolution of any disputes which may arise concerning the relationship between Employee and the Company, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement and its enforcement, application, interpretation, performance, or execution, Employee’s employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company shall bear all JAMS’ arbitration fees and administrative costs. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RUCKUS WIRELESS, INC.

By:	/s/ Seamus Hennessy

Name:	Seamus Hennessy
Title: Chief Financial Officer

EMPLOYEE

/s/ Selina Lo
Name:	Selina Lo

Exhibit A – Restricted Stock Purchase Agreement dated August 17, 2005

Exhibit B – Proprietary Information and Inventions Agreement

EXHIBIT A

RESTRICTED STOCK PURCHASE AGREEMENT DATED AUGUST 17, 2005

Video54 TECHNOLOGIES, INC.

RESTRICTED STOCK PURCHASE AGREEMENT

THIS RESTRICTED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 17th day of August, 2005, by and between Video54 Technologies, Inc., a Delaware corporation (the “Company”), and Selina Lo (“Purchaser”).

WHEREAS, the Company desires to issue, and Purchaser desires to acquire, stock of the Company as herein described, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IT IS AGREED between the parties as follows:

1. PURCHASE AND SALE OF STOCK. Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Purchaser, an aggregate of one million eight hundred seventy-nine thousand forty (1,879,040) shares of the Common Stock of the Company (the “Stock”) at $0.03 per share, for an aggregate purchase price of $56,371.20, payable in cash.

The closing hereunder, including payment for and delivery of the Stock shall occur at the offices of the Company immediately following the execution of this Agreement, or at such other time and place as the parties may mutually agree.

2. REPURCHASE OPTION

(a) In the event Purchaser’s relationship with the Company (or a parent or subsidiary of the Company) terminates for any reason (including death or disability), or for no reason, with or without cause, such that after such termination Purchaser is no longer an employee of, or consultant to, the Company (and regardless of whether or not Purchaser is then serving as a director of the Company), then the Company shall have an irrevocable option (the “Repurchase Option”), for a period of ninety (90) days after said termination, or such longer period as may be agreed to by the Company and the Purchaser, to repurchase from Purchaser or Purchaser’s personal representative, as the case may be, at a price that is the lower of (i) the original price per share indicated above paid by Purchaser for such Stock or (ii) the Fair Market Value per share of such Stock as of the date of such repurchase (“Option Price”), up to but not exceeding the number of shares of Stock that have not vested in accordance with the provisions of Section 2(b) below as of such termination date. For purposes of the Repurchase Option, the “Fair Market Value” shall mean the value of the Stock as determined in good faith by the Company’s Board of Directors. Purchaser hereby acknowledges that the Company has no obligation, either now or in the future, to repurchase any of the shares of Common Stock, whether vested or unvested, at any time. Further, Purchaser acknowledges and understands that, in the event that the Company repurchases shares, the repurchase price may be less than the price Purchaser originally paid and that Purchaser bears any risk associated with the potential loss in value.

(b) One hundred percent (100%) of the Stock shall initially be subject to the Repurchase Option. Thereafter, 1/36th of the Stock shall vest and be released from the Repurchase Option on a monthly basis measured from the Vesting Commencement Date (as set forth on the signature page to this Agreement), until all the Stock is released from the Repurchase Option (provided in each case that Purchaser remains an employee of, or a consultant to, the Company (or a parent or subsidiary of the Company) as of the date of such release).

(c) If within 12 months following a Corporate Transaction, Purchaser (a) is terminated without Cause (as defined below) or (b) terminates his employment for Good Cause (as defined below), the Repurchase Option shall lapse with respect to that number of shares of stock that would have vested over the following 24 months and such shares of Stock shall immediately become fully vested.

(d) For purposes of the Repurchase Option, “Cause” shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful and material breach of Purchaser’s duties that has not been cured within 30 days after written notice from the Company’s Board of Directors of such breach; (iv) intentional and material damage to the Company’s property; (v) material breach of the Proprietary Information and Inventions Agreement; or (vi) death, severe physical or mental disability. For purposes of the Repurchase Option, “Good Cause” shall mean any of the following actions taken without Cause by the Company or a successor corporation or entity without Purchaser’s consent: (i) substantial reduction of Purchaser’s rate of compensation; (ii) material reduction in Purchaser’s duties, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless Purchaser’s new duties are substantially reduced from the prior duties; (iii) failure or refusal of a successor to the Company to assume the Company’s obligations under this Agreement in the event of a Corporate Transaction as defined below; or (iv) relocation of Purchaser’s principal place of employment to a place greater than 50 miles from Purchaser’s then current principal place of employment.

3. EXERCISE OF REPURCHASE OPTION. The Repurchase Option shall be exercised by written notice signed by an officer of the Company or by any assignee or assignees of the Company and delivered or mailed as provided in Section 17(a). Such notice shall identify the number of shares of Stock to be purchased and shall notify Purchaser of the time, place and date for settlement of such purchase, which shall be scheduled by the Company within the term of the Repurchase Option set forth in Section 2(a) above. The Company shall be entitled to pay for any shares of Stock purchased pursuant to its Repurchase Option at the Company’s option in cash or by offset against any indebtedness owing to the Company by Purchaser (including without limitation any Note given in payment for the Stock), or by a combination of both. Upon delivery of such notice and payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Stock being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the Stock being repurchased by the Company, without further action by Purchaser.

4. ADJUSTMENTS TO STOCK. If, from time to time, during the term of the Repurchase Option there is any change affecting the Company’s outstanding Common Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of Purchaser’s ownership of Stock shall be immediately subject to the Repurchase Option and be included in the word “Stock” for all purposes of the Repurchase Option with the same force and effect as the shares of the Stock presently subject to the Repurchase Option, but only to the extent the Stock is, at the time, covered by such Repurchase Option. While the total Option Price shall remain the same after each such event, the Option Price per share of Stock upon exercise of the Repurchase Option shall be appropriately adjusted.

5. CORPORATE TRANSACTION. In the event of (a) an Acquisition (as defined below); or (b) an Asset Transfer (as defined below) ((a) and (b) being collectively referred to herein as a “Corporate Transaction”), then the Repurchase Option may be assigned by the Company to any successor of the Company (or the successor’s parent) in connection with such Corporate Transaction. To the extent that the Repurchase Option remains in effect following such a Corporate Transaction, it shall apply to the new capital stock or other property received in exchange for the Stock in consummation of the Corporate Transaction, but only to the extent the Stock is at the time covered by such right. Appropriate adjustments shall be made to the Option Price per share payable upon exercise of the Repurchase Option to reflect the effect of the Corporate Transaction upon the Company’s capital structure; provided, however, that the aggregate Option Price shall remain the same.

For the purposes of this Section 5: (i) “Acquisition” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

6. TERMINATION OF REPURCHASE OPTION. Sections 2, 3, 4 and 5 of this Agreement shall terminate upon the exercise in full or expiration of the Repurchase Option, whichever occurs first.

7. ESCROW OF UNVESTED STOCK. As security for Purchaser’s faithful performance of the terms of this Agreement and to insure the availability for delivery of Purchaser’s Stock upon exercise of the Repurchase Option herein provided for, Purchaser agrees, at the closing hereunder, to deliver to and deposit with the Secretary of the Company or the Secretary’s designee (“Escrow Agent”), as Escrow Agent in this transaction, three (3) stock assignments duly endorsed (with date and number of shares blank) in the form attached hereto as Exhibit B, together with a certificate or certificates evidencing all of the Stock subject to the Repurchase Option; said documents are to be held by the Escrow Agent and delivered by said Escrow Agent pursuant to the Joint Escrow Instructions of the Company and Purchaser set forth in Exhibit A attached hereto and incorporated by this reference, which instructions shall also be delivered to the Escrow Agent at the closing hereunder. Purchaser hereby acknowledges that the Secretary of the Company, or the Secretary’s designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Purchaser agrees that Escrow Agent shall not be liable to any party hereof (or to any other party). Escrow Agent may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Purchaser agrees that if the Secretary of the Company, or the Secretary’s designee, resigns as Escrow Agent for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as Escrow Agent pursuant to the terms of this Agreement. Purchaser agrees that if the Secretary of the Company resigns as Secretary, the successor Secretary shall serve as Escrow Agent pursuant to the terms of this Agreement.

8. PARACHUTE PAYMENTS.

(a) If any payment or benefit Purchaser would receive pursuant to a Corporate Transaction from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Purchaser’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Purchaser elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Purchaser’s stock awards unless Purchaser elects in writing a different order for cancellation.

(b) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Purchaser within fifteen (15) calendar days after the date on which Purchaser’s right to a Payment is triggered (if requested at that time by the Company or Purchaser) or such other time as requested by the Company or Purchaser. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Purchaser with an opinion reasonably acceptable to Purchaser that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Purchaser.

9. RIGHTS OF PURCHASER. Subject to the provisions of Sections 7, 10, 13 and 15 herein, Purchaser shall exercise all rights and privileges of a shareholder of the Company with respect to the Stock deposited in escrow. Purchaser shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such shares of Stock and for the purpose of exercising any voting rights relating to such shares of Stock, even if some or all of such shares of Stock have not yet vested and been released from the Repurchase Option.

10. LIMITATIONS ON TRANSFER. In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Stock while the Stock is subject to the Repurchase Option. After any Stock has been released from the Repurchase Option, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Stock except in compliance with the provisions herein and applicable securities laws. Furthermore, the Stock shall be subject to any right of first refusal in favor of the Company or its assignees that may be contained in the Company’s Bylaws. Purchaser hereby further acknowledges that Purchaser may be required to hold the Common Stock purchased hereunder indefinitely. During the period of time during which the Purchaser holds the Common Stock, the value of the Common Stock may increase or decrease, and any risk associated with such Common Stock and such fluctuation in value shall be borne by the Purchaser.

11. RESTRICTIVE LEGENDS. All certificates representing the Stock shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.”

(b) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S) AS PROVIDED IN THE BYLAWS OF THE COMPANY.”

(d) Any legend required by appropriate blue sky officials.

12. INVESTMENT REPRESENTATIONS. In connection with the purchase of the Stock, Purchaser represents to the Company the following:

(a) Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. Purchaser is purchasing the Stock for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Act.

(b) Purchaser understands that the Stock has not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(c) Purchaser further acknowledges and understands that the Stock must be held indefinitely unless the Stock is subsequently registered under the Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the Stock. Purchaser understands that the certificate evidencing the Stock will be imprinted with a legend which prohibits the transfer of the Stock unless the Stock is registered or such registration is not required in the opinion of counsel for the Company.

(d) Purchaser is familiar with the provisions of Rules 144 and 701, under the Act, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of issuance of the securities, such issuance will be exempt from registration under the Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the securities exempt under Rule 701 may be sold by Purchaser ninety (90) days thereafter, subject to the satisfaction of certain of the conditions specified by Rule 144 on the market stand-off provision described in Section 13 below.

In the event that the sale of the Stock does not qualify under Rule 701 at the time of purchase, then the Stock may be resold by Purchaser in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company and (ii) the resale occurring following the required holding period under Rule 144 after the Purchaser has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(e) Purchaser further understands that at the time Purchaser wishes to sell the Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144 or 701, and that, in such event, Purchaser would be precluded from selling the Stock under Rule 144 or 701 even if the minimum holding period requirement had been satisfied.

(f) Purchaser represents that Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

(g) Purchaser further warrants and represents that Purchaser has either (i) preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect his own interests in connection with the purchase of the Stock by virtue of the business or financial expertise of himself or of professional advisors to Purchaser who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

13. MARKET STAND-OFF AGREEMENT. Purchaser shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock or other securities of the Company held by Purchaser, including the Stock (the “Restricted Securities”), for a period of time specified by the managing underwriters (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Act (the “Lock Up Period”); provided, however, that nothing contained in this Section 13 shall prevent the exercise of the Repurchase option during the Lock Up Period. Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Purchaser’s Restricted Securities until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

14. SECTION 83(B) ELECTION. Purchaser understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date any restrictions on the Stock lapse. In this context, “restriction” includes the right of the Company to buy back the Stock pursuant to the Repurchase Option set forth in Section 2(a) above. Purchaser understands that Purchaser may elect to be taxed at the time the Stock is purchased, rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within thirty (30) days from the date of purchase. Even if the fair market value of the Stock at the time of the execution of this Agreement equals the amount paid for the Stock, the 83(b) Election must be made to avoid income under Section 83(a) in the future. Purchaser understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Purchaser. Purchaser further understands that an additional copy of such 83(b) Election is required to be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Purchaser further acknowledges and understands that it is Purchaser’s sole obligation and responsibility to timely file such 83(b) Election, and neither the Company nor the Company’s legal or financial advisors shall have any obligation or responsibility with respect to such filing. Purchaser acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Stock hereunder, and does not purport to be complete. Purchaser further acknowledges that the Company has directed Purchaser to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Purchaser may reside, and the tax consequences of Purchaser’s death. Purchaser assumes all responsibility for filing an 83(b) Election and paying all taxes resulting from such election or the lapse of the restrictions on the Stock.

15. REFUSAL TO TRANSFER. The Company shall not be required (a) to transfer on its books any shares of Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

16. NO EMPLOYMENT RIGHTS. This Agreement is not an employment contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or a parent or subsidiary of the Company) to terminate Purchaser’s employment for any reason at any time, with or without cause and with or without notice.

17. MISCELLANEOUS.

(a) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

(b) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser, Purchaser’s successors, and assigns. The Repurchase Option of the Company hereunder shall be assignable by the Company at any time or from time to time, in whole or in part.

(c) Attorneys’ Fees; Specific Performance. Purchaser shall reimburse the Company for all costs incurred by the Company in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys’ fees. It is the intention of the parties that the Company, upon exercise of the Repurchase Option and payment therefor, pursuant to the terms of this Agreement, shall be entitled to receive the Stock, in specie, in order to have such Stock available for future issuance without dilution of the holdings of other shareholders. Furthermore, it is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Stock and that the Company shall, upon proper exercise of the Repurchase Option, be entitled to specific enforcement of its rights to purchase and receive said Stock.

(d) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

(e) Further Execution. The parties agree to take all such further action (s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(f) Independent Counsel. Purchaser acknowledges that this Agreement has been prepared on behalf of the Company by Cooley Godward LLP, counsel to the Company and that Cooley Godward LLP does not represent, and is not acting on behalf of, Purchaser. Purchaser has been provided with an opportunity to consult with Purchaser’s own counsel with respect to this Agreement.

(g) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i) Release. As a condition of receiving the benefits under Sections 2(c) and 2(d) of this Agreement to which Purchaser would not otherwise be entitled, Purchaser shall execute a release in the form attached hereto as Exhibit D (the “Release”). Unless the Release is executed by Purchaser and delivered to the Company within twenty-one (21) days after the termination of Purchaser’s employment with the Company, Purchaser shall not receive any of the accelerated vesting benefits provided for under this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VIDEO54 TECHNOLOGIES, INC.

By:	/s/ Dominic P. Orr

Title:	Chairman

Address:	883 N. Shoreline Blvd., Bdg A Suite 100

Mountain View, CA 94304

PURCHASER ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO SECTION 2 HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE OR CONSULTANT AT THE WILL OF THE COMPANY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON PURCHASER ANY RIGHT WITH RESPECT TO CONTINUATION OF SUCH EMPLOYMENT OR CONSULTING RELATIONSHIP WITH THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PURCHASER’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PURCHASER’S EMPLOYMENT OR CONSULTING RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER MUST HOLD THE COMMON STOCK PURCHASED HEREUNDER INDEFINITELY, AND THAT THE COMPANY HAS NO OBLIGATION TO REPURCHASE SUCH SHARES. PURCHASER FURTHER ACKNOWLEDGES THAT ANY RISK RELATED TO THE FLUCTUATION IN THE VALUE OF THE STOCK FROM AND AFTER THE DATE HEREOF, INCLUDING ANY LOSSES TO PURCHASER AS A RESULT OF COMPANY’S EXERCISE OF ITS REPURCHASE OPTION PURSUANT TO SECTION 2, SHALL BE BORNE BY PURCHASER.

PURCHASER ACKNOWLEDGES THAT PURCHASER HAS READ ALL TAX RELATED SECTIONS AND FURTHER ACKNOWLEDGES PURCHASER HAS HAD AN OPPORTUNITY TO CONSULT PURCHASER’S OWN TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE PURCHASE OF COMMON STOCK UNDER THIS AGREEMENT.

PURCHASER ACKNOWLEDGES AND AGREES THAT IN MAKING THE DECISION TO PURCHASE THE COMMON STOCK HEREUNDER PURCHASER HAS NOT RELIED ON ANY STATEMENT, WHETHER WRITTEN OR ORAL, REGARDING THE SUBJECT MATTER HEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN THE ATTACHMENTS AND EXHIBITS HERETO.

PURCHASER:

/s/ Selina Lo
SELINA LO

Address:

VESTING COMMENCEMENT DATE:    JULY 1, 2005

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(California employees only)

The following confirms and memorializes an agreement that Video54 Technologies, Inc., a Delaware corporation (the “Company”) and I (Selina Lo) have had since the commencement of my employment with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If anything created by me prior to my employment relates in any way to Company’s actual or proposed business, I have listed it on Appendix B in a manner that does not violate any third party rights. If I have not listed anything on Appendix B, I represent and warrant that there is nothing created by me prior to my employment that relates in any way to Company’s actual or proposed business. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4. I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8. I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

9. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

June 8, 2004	Employee

/s/ Selina Lo
Signature

Selina Lo
Name (Printed)

Accepted and Agreed to:
Video54 Technologies, Inc.

By	/s/ William Kish

APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR MATTER